EXHIBIT (p)(2)

Code of Ethics

FirstPrinciples is BMO’s Code of Conduct; the seven principles that reflect BMO’s commitment to high standards of business conduct and ethics. These principles give us a framework for ethical behaviour and decision-making.  BMO Global Asset Management (EMEA) holds a unique place of trust in the lives of our clients.  BMO Global Asset Management (EMEA) has adopted this Code of Ethics, in support of FirstPrinciples, to safeguard this position.  The Code aims to ensure that BMO Global Asset Management (EMEA) Employees place the interests of clients and BMO Global Asset Management (EMEA)’s reputation above their own.  The Code sets out procedures in relation to personal account dealing and provision and receipt of gifts and entertainment to meet this objective. Employees should comply with the spirit as well as the letter of this Code.

Strictly for Internal Use only.

This document should not be forwarded or copied or its content disclosed in part or in full to any person or to any party external to the BMO Financial Group without first having the permission of the Head of Compliance, BMO Global Asset Management (EMEA).

Definitions

Access Person

An Access Person is any supervised person who

•

has access to non-public information regarding clients’ securities or transactions, or regarding the portfolio holdings of any fund; or

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is involved in making securities recommendations to clients or has access to such recommendations.

Access Person will include portfolio management personnel and all other Employees who have information about investment recommendations whose effect may not yet be felt in the Market place; as such they may be in a position to take advantage of their Inside Information. Access Persons may include contractors, temporary staff and interns.

Anti- Corruption Corporate Policy	The BMO Policy that sets out the key principles to ensure compliance with Anti- Corruption legislation and regulation in jurisdictions
Approved Indices

Approved Indices are FTSE 350, Dow Jones Industrial Average, S&P 500 Index, PSI All-Share Index, NYSE Composite Index, NASDAQ Composite Index, S&P/Toronto Stock Exchange Index, Euro Stoxx 50 Index, CAC 40 Index, DAX Index, AEX Index, Euronext Top 100 Index, Topix, Nikkei 225, Hang Seng Index.

BMO GAM	BMO Global Asset Management is the trading name of the regulated businesses of the F&C Group
BMO GAM EMEA	BMO Global Asset Management (EMEA). This is the Group of businesses made up of F&C Asset Management plc and all its subsidiaries and LGM Investments Limited.
Bribery

The act of giving, promising, offering, soliciting or receiving, directly or indirectly, a benefit of something of value in order to influence the judgement or conduct of any person who owes a duty of good faith, impartiality or trust. ‘Something of value’ includes but is not limited to, money or cash equivalents, charitable donations, travel expenses or entertainment.

Business Associate

Business Associate means a person who has a business relationship with a Director, officer or Employee such that the Director, officer or Employee has influence over that person’s judgement as to how to invest his/her property or exercise any rights attaching to his/her investments.

Connected Persons

Includes immediate family members such as spouse or civil partner, a child or step child under the age of 18 and any other relative sharing the same household. It also includes Business Associates and any other relationships where the Access Person has direct or indirect influence or control over the personal dealings of the connected person e.g. investment clubs.

Corporate Hospitality (the BMO Policy uses the equivalent term “Business Entertainment” for Corporate Hospitality)

Corporate Hospitality/Business Entertainment includes offering to or accepting from an existing or prospective client or supplier relationship any of the following:

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social, hospitality, charitable, sporting, investor or leisure events, conferences, seminars, site visits, or other events of a similar nature of purpose;

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meals; or

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any transportation related to such activity or events.

For an activity to be considered Corporate Hospitality, someone representing the providing party must be present at the event, irrespective of whether any business is conducted.

Otherwise, entertainment activities or events are to be considered Gifts.

Corruption

The abuse of public or private office for personal gain. It involves behaviour on the part of individuals in which they improperly and unlawfully enrich themselves and/or those close to them, or induce other to do so, by misusing the position in which they are placed.

Covered Securities	Investment instruments which are not permitted or require pre-clearance request through the Compliance ELF system as described in the personal account dealing rules of this Code of Ethics.
Employee	Employees are partners, officers, directors, contractors, employees, and Access Persons of BMO GAM EMEA, including full-time and part-time employees.
Gift	Anything of value given to or received from, voluntarily or without recompense, an existing or prospective customer or supplier that does not qualify as Corporate Hospitality.
G7 Governments	G7 Governments are Canada, France, Germany, Italy, Japan, UK and US.
F&C	F&C Asset Management plc and all its subsidiaries
FCAM	F&C Asset Management plc
FirstPrinciples	The BMO Code of Business Conduct and Ethics. It details the seven principles that reflect BMO’s commitment to high standards of business conduct and ethics
Inside Information

Inside Information is information of a Precise nature which:

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is not generally available,

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relates, directly or indirectly, to an issuer(s), and

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would, if generally available, be likely to have a Significant Effect on the Price of the investments or on the price of related investments.

In relation to a person charged with the execution of orders, Inside Information includes information conveyed by a client and related to the client’s pending orders which:

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is of a Precise nature;

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is not generally available;

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relates, directly or indirectly, to an issuer(s); and

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would, if generally available, be likely to have a Significant Effect on the Price of the investments or the price of related investments.

Insider

An Insider is any person who has Inside Information

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as a result of his membership in the administrative, management or supervisory bodies of an issuer of qualifying investments;

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as a result of his holding in the capital of an issuer of qualifying investments;

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as a result of having access to the information through the exercise of his employment; profession or duties;

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as a result of his criminal activities; or

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which he has obtained by other means and which he knows, or could reasonably be expected to know, is Inside Information.

Intermediaries

In the context of anti-bribery and corruption, an Intermediary Includes supplies that provide goods and services to BMO GAM EMEA (such as consultants, external lawyers, outsourcers) and other third parties, including but not limited to agents, lobbyists, representatives, joint ventures and legal entities where BMO GAM EMEA has a business interest but does not exercise control, and business parties working with or on behalf of BMO GAM EMEA.

LGM	LGM Investments Limited.

Precise

Information is Precise if it:

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indicates circumstances that exist or may reasonably be expected to come into existence or an event that has occurred or may reasonably be expected to occur; and

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is specific enough to enable a conclusion to be drawn as to the possible effect of those circumstances or that event on the price of investments or related investments.

Public Officials

An officer, employee, representative or other person acting on behalf of:

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a government department or agency

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a political party or candidate

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a regulatory, judicial or law enforcement body

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state owned enterprises (e.g., Crown corporations, sovereign wealth funds, export development agencies)

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a company or other business entity in which a governmental body has an ownership interest. Such persons can qualify as a Public Official even if engaged in commercial, rather than governmental, activities

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employees and representatives of public international organizations.

Significant Effect on the Price

Information would be likely to have a significant effect on price if and only if it is information of that kind which a reasonable investor would be likely to use as part of the basis of his investment decisions.

Supervised Person	Any partner, officer, director, contractor or Employee of BMO GAM EMEA.

Application

The Code of Ethics (“the Code”) applies to all Employees of BMO GAM EMEA wherever located and any other persons as designated from time to time. The Code is issued in support of FirstPrinciples: Our Code of Business Conduct and Ethics. The BMO GAM EMEA Compliance Department administers this Code and should be contacted in the event of any questions concerning the meaning or interpretation of any provision of this Code.

All jurisdictions in which BMO GAM EMEA operates have regulatory requirements relating to the management of conflicts of interest. This policy therefore applies to Employees across BMO GAM EMEA locations. However if local requirements are more stringent than this Code those local requirements will apply.

Statement of General Principles

BMO GAM EMEA owes an overriding duty of care to its customers to treat them fairly and to exercise its business with integrity. The following general principles must be applied in the conduct of our business:

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at all times, avoid placing personal interest ahead of the interests of the clients of BMO GAM EMEA;

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avoid actual and potential conflicts of interests between personal activities and the BMO GAM EMEA’s clients’ activities;

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do not misappropriate investment opportunities from clients;

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all Employees must familiarise themselves with and abide by the Financial Conduct Authority’s eleven principles of business as noted in the Group Compliance Manual;

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all Employees should at all times exercise honesty, objectivity and diligence in performing their duties and fulfilling their responsibilities;

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all Employees must be loyal to the firm and its clients;

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no Employee should act in a manner which will discredit any client or the firm;

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all Employees should avoid any conflicts of interest with clients or the firm and, if such a conflict arises, declare it and involve an independent third party from within BMO GAM EMEA to ensure that fair treatment is applied to all parties;

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no Employee should place himself or herself in a position where he/she contravenes any law, or regulation relevant to the firm’s business or in connection with his/her employment with the firm;

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no Employee should use confidential information for personal gain nor should confidential information be divulged to persons that are not authorized to receive such confidential information, including without limitation, third parties;

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no Employee should personally accept any gift of significant1 value from a Business Associate except in accordance with this Code. Items received should be dealt with in accordance with this Code;

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no Employee should offer, request, persuade or otherwise induce another person to offer a bribe to any third party which the Employee intends will obtain or retain an advantage in the conduct of business for BMO GAM EMEA;

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all Employees should at all times maintain the highest standards of dignity and competence and should encourage all others with whom they have dealings to adopt the same standards; and

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the firm and its Employees should seek to do business with third parties who place a high degree of importance on ethics and integrity in respect of their business dealings2.

Where, for any reason, an Employee breaks or believes he / she may have broken one of these general principles, he / she must immediately report the issue to his or her line manager and BMO GAM EMEA Compliance. Deliberate breaches may result in the imposition of sanctions on the Employee, including suspension or dismissal.

SEC registration

Both F&C Management Limited and LGM Investments Limited are registered with the Securities and Exchange Commission as an investment adviser. As such all Employees must comply with US federal laws regulating the securities industry to the extent applicable to them — in particular, relevant provisions of the Securities Act of 1933, as amended, the Investment Advisers Act of 1940, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, as well as with applicable rules of the Financial Conduct Authority. Specifically, Employees are not permitted to:

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defraud a client in any manner;

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mislead a client, including making a statement that omits material facts;

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engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

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engage in any manipulative practice with respect to a client; or

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engage in any manipulative practice with respect to securities, including price manipulation.

Personal Account Dealing Rules

The reputation of BMO GAM EMEA could be put at risk by a personal investment transaction of an employee. For this reason BMO GAM EMEA has adopted the following Personal Account Dealing Rules.

The overriding principle in all our dealings for clients is that we place their interests first. To assist in ensuring compliance with this principle, BMO GAM EMEA has adopted these Personal Account Dealing Rules which set out the procedures to be followed in respect of personal account dealing. They have been designed to ensure that:

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the personal dealings of Employees do not disadvantage clients;

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personal account deals are undertaken in a manner which avoids actual or potential conflicts of interest;

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personal account deals conform with regulatory and legal requirements and best practice;

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Employees do not take inappropriate advantage of their position or abuse their position of trust and responsibility;

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Employees are fully informed of what is expected of them;

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the highest standards of ethics and integrity are maintained; and

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appropriate controls and monitoring arrangements are implemented and maintained.

1 The term “significant” is not quantified, but judgment needs to be exercised as based on the “Self testing Principles” noted in the Gifts and Corporate Hospitality section.

2 The test here is hard to quantify. However, when entering any new relationship the individual and the approving Group Management Committee member needs to be mindful of the reputation of the third party as well as any issues that have come to light during the interactions with them. Consideration should also be given to ongoing relationships

Employees are permitted to undertake personal dealing subject to the requirements, limitations and restrictions set out in this Code. All Employees who wish to deal for their own account should familiarise themselves with these rules and abide by them.

These Personal Account Dealing Rules also apply to persons who are Connected Persons of Employees.

Investment Clubs

Investment Clubs can be for the purpose of sharing of investment ideas or the pooling of assets for investment purposes.

Investment Clubs, where an Employee inputs into the decision making process of that Club, fall under the Connected Person definition and as such all deals carried out by the Investment Club are required to be carried out in accordance with this Code. In the event of any uncertainty about whether your participation in an investment group falls within the category of an investment club, please seek compliance advice. If you receive any Inside Information, through participation in an investment club, please contact compliance immediately so any relevant stocks can be restricted from dealing.

Full disclosure of investment transactions can help mitigate any perceived conflicts of interest created through personal account dealing activity.

Initial Certification and Recording of Holdings

During the first week of employment, each new Employee must certify that they (i) have read, understand and will comply with the Code (ii) will promptly report breaches or possible breaches (iii) recognize that a breach of the Code may be grounds for disciplinary action. All new Employees must record holdings in Covered Securities held either by themselves or by Connected Persons within the first week of employment at BMO GAM EMEA.

Employee share options that have not yet vested or been exercised do not need to be disclosed.

All certifications are to be done through the Compliance ELF system. All initial requirements will  show on your “Action Items” Dashboard once you log-in to the system.

Annual Certification

On an annual basis, Employees are required to make an annual update of all holdings in Covered Securities within 30 calendar days following calendar year end. Each Employee shall certify that the Covered Securities listed in the report are the only Covered Securities in which they have any direct or indirect beneficial ownership.

All certifications are to be submitted through the Compliance ELF system. All annual requirements will be shown on your “Action Items” Dashboard once you log-in to the system.

Quarterly Transaction Reports

Each Employee is required to submit a quarterly transaction report and certify to transactions in all Covered Securities through the Compliance ELF system (under the Personal Trading menu) within 30 calendar days of calendar quarter end, even if they had no transactions in Covered Securities during the quarter. Each Employee shall also certify that the accounts listed in the transaction report are the only accounts in which Covered Securities were traded during the quarter for their direct or indirect benefit.

Consult with the Compliance team at complianceethics@bmogam.com if you are in doubt whether a personal transaction needs approval or is not permitted.

Transactions in Covered Securities

The Personal Account Dealing rules apply to transactions in Covered Securities which are classified as either:

(a)

not permitted;

(b)

pre-clearance request required;

(c)

) exempt.

(A)

Not permitted

Transactions in the following investments are not permitted from a personal account dealing perspective:

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dealing in futures, options, forwards or contracts for differences;

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spread betting on any investment detailed in this Code of Ethics;

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participation in new public issues which are not genuinely open to the public and the potential allocations to the Employee would affect any proposed client orders;

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dealing in US IPOs or US private placement offerings;

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dealing in stocks on the BMO GAM EMEA restricted list.

(B)

Pre-clearance request required

Transactions in the following investments require a pre- clearance request to be submitted via the Compliance ELF system (by clicking the “Submit Pre-Clear” button on your Dashboard):

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shares in listed companies, including shares of listed investment trusts and close ended Exchange Traded Funds;

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government bonds, corporate bonds and convertible bonds;

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warrants;

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commencing payments into or selling out of an BMO GAM EMEA managed closed ended savings scheme (e.g. F&C investment trust related Individual Savings Account (ISA)) and/or changing funds within that savings scheme;

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dealing in open ended funds managed by BMO GAM EMEA, including through a savings scheme;

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exercise of discretion over exercise of share scheme options;

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dealing in nil-paid-rights;

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selling shares awarded under the Long Term Reward Plan;

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shares in unlisted companies;

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transactions in Self Invested Personal Pension Schemes or similar pension schemes, where staff have discretion over the individual underlying investments of the pension scheme.

Equity trades in stocks from Approved Indices below £25,000 and G7 Government bond trades below £50,000 are automatically approved by the Compliance ELF system.

(C)

Exempt

Transactions in the following investments are exempt from the personal account dealing rules and require no pre- clearance request to be completed:

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spot foreign exchange transactions of an investment nature;

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commodities (physical as opposed to funds or derivatives);

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transactions in open ended funds or savings plan that are not managed by BMO GAM EMEA;

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increasing or decreasing a regular savings payment into any open or closed ended fund savings scheme whether managed by BMO GAM EMEA or not;

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regular and lump sum payments into cash backed investments (e.g. cash ISA);

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commencing, continuing or ceasing regular payments into Employee Share Schemes;

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transactions in index tracking open ended exchange traded funds (where no one particular stock in the fund is more than 35% of the total fund);

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transactions in life and pensions policies, where the Employee does not exercise discretion as to the individual underlying investments which can be included in the policy or where the Employee can select from a range of available funds, including funds managed by BMO GAM EMEA;

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Corporate actions in existing holdings.

Third Party Discretionary Managed Portfolios

Where an Employee has appointed a reputable, independent fund manager or other person to act on their behalf under a full discretionary management agreement and the Employee does not initiate or influence individual investment decisions within a broad policy or strategy, prior approval to deal is not required. The Employee will still however be required to provide an annual declaration of their investments. In addition, the Employee may be required to provide information on and copies of any discretionary investment management contract entered into with a third party.

Fund Manager Commitments

Where a fund manager is expected as part of his/her role as manager, to make a personal commitment to a fund, this is exempt from the personal account dealing rules.

Timing Limit on Pre-clearance

Pre-clearance is valid for a period of twenty-four hours after it has been obtained. If the deal has not been submitted for execution before this period expires, pre-clearance must be obtained again.

Rules Prior to Seeking Consent

No Employee may deal on their own behalf or on behalf of a connected person if they know or ought reasonably to know that:

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BMO GAM EMEA has an unexecuted client order in relation to the investment concerned or any other investment whose price is likely to be influenced by the price of that investment e.g. warrants or convertibles;

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the relevant Employee has in their possession any Inside Information regarding the investment;

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BMO GAM EMEA has in its possession results of research and analysis relating to an investment or any other investment whose price is likely to be influenced by the price of that investment e.g. warrants or convertibles and BMO GAM EMEA is to publish those results or recommendations based on them;

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a client or any other party to the deal (if known at the time) is prohibited from dealing in an investment, or any other investment whose price is likely to be influenced by the price of that investment, by any applicable law, and the deal would involve the person wishing to deal, facing a conflict of interest with any BMO GAM EMEA client or with their duty to any BMO GAM EMEA client.

Dealings by Connected Persons

Employees shall take all reasonable steps to ensure that Connected Persons, when they are dealing on their own account, observe the above requirements. However, this Code does not apply to a Connected Person who is a director, officer or employee of another firm or company which is authorised under the Financial Services and Markets Act, 2000, when that Connected Person is acting on their own account. This is because such a director, officer or employee will be subject to the personal account dealing rules of their respective employer. In the event of any uncertainty as to whether a person is a Connected Person under the Code, please seek advice from Compliance.

Execution and Disclosure

All personal account transactions must be placed through an external bank/broker. Where Employees choose not to use Broker electronic feeds to the Compliance ELF system, contract notes relating to executed deals must be uploaded into Compliance ELF in a timely manner (within 5 days unless otherwise agreed with Compliance). If not received promptly, approval for further personal account trading will be withheld until records are up to date.

Where contract notes are not provided by the executing bank or broker, Employees must provide some other form of confirmation within Compliance ELF that the transaction has completed and the terms under which it has completed on (e.g. screen print if dealt over internet, copy of confirmation email, copy monthly transaction statement etc).

Confirmations must at least contain details of the stock, price, monetary value, date and time of the execution.

If the contract note differs from the original personal account pre-clearance request (e.g. where the deal is traded over two days or the amount traded differs from the personal account deal request) the Employee should account for this difference to Compliance. Whilst not a requirement, to minimise the impact on Employees we would recommend that prior to any dealing, Employees notify their broker of their requirements under this Code and send a copy of this notification to the Compliance team at  complianceethics@bmogam.com.

Employees’ personal account dealing activity should not put at risk the integrity of the capital markets in any way.

Dealing after a Client Deal (Piggy Backing)

No Employee is permitted to deal if a client order has been executed in the previous 5 business days unless dealing in

(i)

companies in Approved Indices for an amount less than or equal to a value of £25,000 or local equivalent, or

(ii)

G7 Government Bonds for an amount less than or equal to a value of £50,000

For example, if a client order is executed on a Monday, as long as no further client orders in that stock are executed, an Employee would have to wait until the following Monday before approval to deal is given, unless when dealing in companies of the prescribed indices within the de minimis amount, as described above.

Dealing Before a Client Order (Front Running)

No Employee is permitted to deal where a client order is outstanding. In addition, no Employee is permitted to deal before a client order is placed or where they are aware that an order is under consideration for a client fund (e.g. front running a personal account deal in front of a large programme trade and therefore benefiting from any resultant price uplift). It should be noted that such action could be perceived as market abuse.

Excessive trading can jeopardise the good judgement necessary to maintain independence and objectivity in professional activities.

Short-term, speculative trading

Short-term, speculative trading typically involves a quick trading pattern to capitalise on a short-lived market impact of a particular client trade or series of trades. Short term, speculative personal account trading, which is defined as the purchase and then the sale (or the sale and then the purchase) of the same Covered Security within 30 calendar days is not permitted by BMO GAM EMEA Employees.

Where the price of a security undergoes a significant fall, exceptions to the 30-day holding requirement may be granted by compliance in extreme situations. Dealing within 30 days of a bonus issue is also permitted, subject to making a pre- clearance request.

Initial Public Offerings

Employees outside Hong Kong are permitted to participate in IPOs. Authorisation from Compliance is required through Compliance ELF for participation in an initial public offering of any equity stock. No minimum holding period applies to shares acquired through an Initial Public Offering. The personal account dealing rules apply to any subsequent purchase of shares, which have been subject to an Initial Public Offering.

Excessive Trading

Excessive or inappropriate trading that interferes with job performance or compromises the duty BMO GAM EMEA owe to its clients will not be permitted. More than 25 trades a quarter or 100 trades a year constitutes excessive trading. A breach of this limit may lead to disciplinary action under the Code.

Dealing

Employees must not engage in dealings as a result of being an Insider, market abuse or activities that may contravene the provisions of any relevant local law. If in any doubt, these personal account dealing rules should be read in conjunction with the BMO GAM EMEA Market Abuse Handbook and the BMO GAM EMEA Restricted Dealing Policy.

Short Selling

Neither selling short nor purchasing, where an Employee has insufficient funds for settlement, are permitted.

Unquoted and Illiquid Stocks

Illiquidity of stocks significantly increases the potential risk of conflict of interest between personal dealing and BMO GAM EMEA’s investment activities. Employees are discouraged from dealing in unquoted or illiquid stocks. Employees should be aware that there may be significant delays in realising investments in illiquid stock, resulting in holding such stocks for periods longer than desirable.

Price Limits

Employees are urged not to request price limits on personal deals. Where price limits are requested, Employees must remember that pre-clearance to deal is only valid for a period of twenty-four hours after it has been obtained. Deals with price limits not executed within these timeframes must be cancelled and pre-clearance obtained again.

Encouraging Others

If an Employee is prohibited from dealing due to any of the circumstances described in this Code, they must not:

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encourage any other person to carry out the deal in question, or

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communicate any confidential information to any third party.

Closed Periods

Where particular funds managed by the BMO GAM EMEA are also listed on a local stock exchange, Employees must ensure that they comply with restrictions on dealing in closed periods prescribed by local Stock Exchange rules which are calculated by reference to expected results announcement dates (e.g. prior to the issue of the annual and interim accounts).

Employees cannot deal in an F&C investment trust, either directly or via a savings scheme, during the fund’s closed periods except where those transactions are regular ongoing savings transactions initiated by the savings plan administrator. Any closed period restrictions are included in the BMO GAM EMEA restricted list. Compliance will check this restricted list on behalf of an Employee prior to authorising their personal account deal.

Personal account dealing in an F&C investment trust during a buy back may be permitted. Approval to deal at such times must be authorised by the respective trust’s company secretary.

Restricted List

The nature of our business as a fund management company means that, from time to time Inside Information will come into BMO GAM EMEA’s possession. When Employees receive Inside Information, it is imperative that Employees within BMO GAM EMEA do not deal for their own account in a security for which Inside Information has been received. To ensure this does not occur, a group dealing restriction is effected until either the information is out of date, or is publicly announced. All restricted stocks are maintained in the BMO GAM EMEA restricted list, and the policy is detailed in the BMO GAM EMEA Restricted Dealing Policy.

Restricted Dealing in Bank of Montreal securities

All Directors of FCAM and its Company Secretary are restricted from trading Bank of Montreal securities for four periods of approximately 30 days. These periods are called the Trading Windows and commence on the third business day following the release of the quarterly results of BMO Financial Group.

This restriction includes:

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exercising options or selling other Bank of Montreal Securities granted under any Employee or Directors’ stock option plan;

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selling shares of Bank of Montreal acquired through any Employee Share Ownership Plan (ESOP) or Dividend Reinvestment Plan (DRIP); and

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enrolling, making changes or terminating participation in any such plan.

This restriction does not apply to purchases made under an ESOP or DRIP. Trading in securities of Bank of Montreal by employees of BMO GAM EMEA, other than the Directors of FCAM and its Company Secretary, are subject to the normal Personal Account Dealing rules of this Code of Ethics.

Prohibited Transactions

All Directors of FCAM and its Company Secretary are prohibited from engaging in transactions in Bank of Montreal Securities or related financial instruments (such as stock options, deferred share units, restricted share units or other similar instruments) that are:

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Call or put options or short selling (selling directly or indirectly, Bank of Montreal Securities or related financial instruments that you do not own); or

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Transactions (e.g., monetization transactions, forward sale contracts, equity swaps, collars, purchases of units of exchange funds, entering into exchange contracts or limited recourse loans secured primarily by Bank of Montreal Securities, etc.) if those transactions are designed to hedge or offset the economic risk of holding Bank of Montreal Securities or related financial instruments.

Compliance and Enforcement

Disciplinary action may result from breaches of this Code.

Supervised Persons must report any breach of the Code to BMO GAM EMEA’s Compliance team at complianceethics@bmogam.com.  Once a year, the Compliance Department will seek confirmation from Employees that they have complied in full with the Code of Ethics and other regulatory policies in the previous 12-month period.

Compliance with these rules forms part of the Employee’s contract of employment. An annual certification via the Cordium ELF system is required from each supervised person confirming that he or she has read and received a copy of this Code of Ethics.  This includes certifying that they

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have complied with the Code during the course of their association with BMO GAM EMEA;

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will continue to comply with the Code in the future;

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will promptly report breaches or possible breaches;

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recognize that a breach of the Code may be grounds for disciplinary action.

Any employee whose personal dealings breach the letter or spirit of these rules may, at the discretion of the Head of Compliance, be prohibited from dealing on their own account, and such behaviour will be taken into consideration during the annual performance review.

Any abuse or attempt to circumvent this Code will be considered as grounds for disciplinary action in accordance with the normal BMO GAM EMEA procedures. Failure to comply with the Code is a serious disciplinary offence and may result in dismissal.

Reporting breaches of the Code

Employees are often the first to know when something goes wrong or is inappropriate in an organisation. It is recognised that Employees can be reluctant to report any wrongdoing in the workplace, or raise matters of genuine concern, for fear of reprisal or victimisation. However, BMO GAM EMEA maintains a Group Error and Incident Policy and Procedure and a Whistle Blowing Procedure which apply to all Employees. The latter procedure reinforces the importance of openness and ensures that Employees are protected from being victimised for bringing issues and problems to the attention of management. BMO GAM EMEA management supports this procedure and believes it:

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will encourage a culture of openness, accountability and integrity;

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will contribute to the efficient running of the organisation and the delivery of services; and

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will help uphold the reputation of the organisation, and maintain public confidence.

All breaches of the general principles of this Code of Ethics must be reported to the Compliance team at  complianceethics@bmogam.com. All persons who report breaches are protected under the Whistle Blowing  Procedure.